Exhibit 99.1

Supernus Announces Second Quarter 2023 Financial Results

•Qelbree® net product sales growth of 179% and 193% in the second quarter and first six months of 2023, respectively, compared to the same periods in 2022
–$31.0 million and $56.8 million of net product sales in the second quarter and first six months of 2023, respectively
•GOCOVRI® net product sales growth of 17% and 16% in the second quarter and first six months of 2023, respectively, compared to the same periods in 2022
–$28.8 million and $54.8 million of net product sales in the second quarter and first six months of 2023, respectively
•Total revenues of $289.3 million in the first six months of 2023; excluding Trokendi XR® net product sales, total revenues increased by 25% in the first six months of 2023, compared to the same period in 2022
•Operating loss (GAAP) in the first six months of 2023 was ($12.4) million, compared to operating earnings (GAAP) of $13.3 million in the first six months of 2022
•Adjusted operating earnings (non-GAAP) in the first six months of 2023 was $40.5 million, compared to $65.7 million in the first six months of 2022
ROCKVILLE, MD, August 8, 2023 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced financial results for the second quarter of 2023, and associated Company developments.
“Our growth products continue to deliver robust growth with Qelbree and GOCOVRI combined net product sales growing by 67% in the second quarter of 2023 compared to the same period last year,” said Jack Khattar, President and CEO of Supernus. “In addition, despite the seasonally weak summer season in the ADHD market, Qelbree's net product sales grew by 20% in the second quarter of 2023 compared to the first quarter of 2023 showing the resiliency of the brand and its growth potential. We remain well positioned to drive strong revenue growth in 2024 and beyond.”
Qelbree Update
•Total IQVIA prescriptions were 146,344 in the second quarter of 2023, an increase of 133% compared to the same period last year and 9% compared to the first quarter of 2023.
•Increase in prescription size and improvement in gross to net resulting in 10% increase in average net price per prescription to $212 in the second quarter of 2023 compared to the first quarter.
•Qelbree continues to expand its base of prescribers, with approximately 21,291 prescribers in the second quarter of 2023, up from 19,197 prescribers in the first quarter of 2023.
•The salesforce expansion has been completed and the field sales team is fully trained, allowing the Company broader reach and increased capacity as it prepares for the “back-to-school” season for Qelbree.
Product Pipeline Update
R&D Day
•On October 18, 2023, Supernus will host an R&D Day in New York City. The management team plans to provide an overview of the Company’s pipeline, with emphasis on SPN-820/821, SPN-817 and new clinical candidates from the

Company’s discovery program. In addition, key thought leaders will share their perspectives on the current treatment paradigms, unmet medical needs, and the Company's clinical development programs. Further details are forthcoming.
SPN-830 (apomorphine infusion device) - Continuous treatment of motor fluctuations (“off” episodes) in Parkinson's disease (PD)
•The Company continues to expect to resubmit the New Drug Application for SPN-830 in the fourth quarter of 2023.
SPN-820/821 - Novel first-in-class activator of mTORC1 for the treatment of treatment-resistant depression
•The Phase II multi-center randomized double-blind placebo-controlled parallel design study of SPN-820 in adults with treatment-resistant depression is ongoing. The study will examine the efficacy and safety of SPN-820 over a course of five weeks of treatment in approximately 270 patients. The primary outcome measure is the change from baseline to end of treatment period on the Montgomery-Asberg Depression Rating Scale (MADRS) Total Score, a standard depression rating scale.
SPN-817 – A novel product candidate for the treatment of epilepsy
•The open-label Phase II clinical study of SPN-817 in patients with treatment-resistant seizures is ongoing. Depending on the rate of enrollment, the Company expects to have data in the first half of 2024.
Financial Highlights
Total revenues
For the three months ended June 30, 2023, total revenues and total net product sales were $135.5 million and $128.3 million, respectively, compared to total revenues and total net product sales of $170.1 million and $165.5 million for the same periods in 2022. For the six months ended June 30, 2023, total revenues and total net product sales were $289.3 million and $268.9 million, respectively, compared to total revenues and total net product sales of $322.5 million and $312.9 million for the same periods in 2022. The decrease in net product sales in both periods was primarily due to the decline in net product sales of Trokendi XR, partially offset by an increase in net product sales of both Qelbree and GOCOVRI.
Excluding net product sales of Trokendi XR, total revenues for the three and six months ended June 30, 2023, increased 18% and 25%, respectively, compared to the same periods last year.
The following table provides information regarding total revenues during the three and six months ended June 30, 2023 and 2022 (unaudited, dollars in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change %	2023	2022	Change %
Total net product sales	$128.3	$165.5	(22)%	$268.9	$312.9	(14)%
Royalty revenues (1)	7.2	4.6	57%	20.4	9.6	113%
Total revenues	$135.5	$170.1	(20)%	$289.3	$322.5	(10)%
Total revenues excluding Trokendi XR net product sales (2)	$116.2	$98.5	18%	$235.2	$188.1	25%
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(1) Royalty revenues include royalties on generic Trokendi XR, other licensed products and intellectual property.
(2) Total revenues, excluding Trokendi XR net product sales is a non-GAAP measure. Refer to "Non-GAAP Financial Information" below for a description of its calculation.

The following table provides information regarding total net product sales during the three and six months ended June 30, 2023 and 2022 (unaudited, dollars in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change %	2023	2022	Change %
Net product sales
Qelbree	$31.0	$11.1	179%	$56.8	$19.4	193%
GOCOVRI	28.8	24.7	17%	54.8	47.3	16%
Oxtellar XR®	23.8	30.0	(21)%	52.7	57.5	(8)%
Trokendi XR	19.3	71.6	(73)%	54.1	134.4	(60)%
APOKYN®	17.6	20.4	(14)%	34.8	38.9	(11)%
Other(1)	7.8	7.7	1%	15.7	15.4	2%
Total net product sales	$128.3	$165.5	(22)%	$268.9	$312.9	(14)%
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(1) Includes net product sales of MYOBLOC®, XADAGO® and Osmolex ER®.
Operating earnings (loss) (GAAP and non-GAAP)
For the three months ended June 30, 2023, operating loss (GAAP) was ($17.6) million, compared to operating earnings (GAAP) of $11.3 million for the same period in 2022. For the six months ended June 30, 2023, operating loss (GAAP) was ($12.4) million, compared to operating earnings (GAAP) of $13.3 million for the same period in 2022. The operating loss (GAAP) in both periods in 2023 was primarily due to a decrease in net product sales of Trokendi XR, partially offset by growth in net product sales of Qelbree and GOCOVRI, an increase in royalty revenues and a decrease in operating expenses.
For the three months ended June 30, 2023, adjusted operating earnings (non-GAAP) were $10.0 million, compared to $37.6 million for the same period in 2022. For the six months ended June 30, 2023, adjusted operating earnings (non-GAAP) were $40.5 million, compared to $65.7 million for the same period in 2022.
Reconciliation of GAAP to Non-GAAP Operating earnings (loss)
An itemized reconciliation between operating earnings (loss) on a GAAP basis and operating earnings on a non-GAAP basis is as follows (unaudited, dollars in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating earnings (loss) - As Reported (GAAP)	$(17.6)	$11.3	$(12.4)	$13.3
Adjustments:
Amortization of intangible assets	20.1	20.6	40.1	41.3
Share-based compensation	6.1	4.3	12.4	8.3
Contingent consideration expense (gain)	0.8	0.7	(0.9)	1.4
Depreciation	0.6	0.7	1.3	1.4
Operating earnings - As Adjusted (non-GAAP)	$10.0	$37.6	$40.5	$65.7
Non-GAAP operating earnings adjusts for non-cash items including amortization of intangible assets, share-based compensation expense, change in fair value of contingent consideration, and depreciation.
Net earnings (loss) (GAAP)
For the three months ended June 30, 2023, net earnings (loss) (GAAP) and diluted earnings (loss) per share (GAAP) were ($0.8) million and ($0.02), respectively, as compared to $7.9 million and $0.14, in the same period in 2022. For the six months ended June 30, 2023, net earnings (GAAP) and diluted earnings per share (GAAP) were $16.1 million and $0.29, respectively, as compared to $33.5 million and $0.57 in the same period in 2022.

Balance sheet
At June 30, 2023, the Company's cash, cash equivalents, and current and long-term marketable securities were approximately $189.1 million, compared to $555.2 million as of December 31, 2022. This decrease was primarily due to repayment of the 0.625% Convertible Senior Notes due 2023 (2023 Notes), partially offset by cash generated from operations.
On April 1, 2023, the Company paid the total principal amount of $402.5 million due under its 2023 Notes, in addition to payment of the remaining outstanding interest of $1.3 million. Following the repayment, the 2023 Notes are no longer outstanding. In addition, as of June 30, 2023, the Company has fully repaid the $93 million borrowing against the credit line.
Full Year 2023 Financial Guidance (GAAP)
For the full year 2023, the Company reiterates its prior financial guidance as set forth below (dollars in millions).

Amount
Total revenues (1) (Includes $70 million to $80 million of Trokendi XR(2))	$580 - $620
Combined R&D and SG&A expenses	$450 - $480
Operating loss (3)	$(30) - $(10)
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(1) Includes net product sales and royalty revenue.
(2) Reflects Trokendi XR generic erosion in 2023.
(3) Includes amortization of intangible assets and contingent consideration expense (gain).

Full Year 2023 Financial Guidance - GAAP to Non-GAAP Adjustments
An itemized reconciliation between projected operating loss on a GAAP basis and projected operating earnings on a non-GAAP basis is as follows (dollars in millions):

Amount
Operating loss - GAAP	$(30) - $(10)
Adjustments:
Amortization of intangible assets	$83
Share-based compensation	$20 - $24
Contingent consideration	$0 - $1
Depreciation	$2
Operating earnings - non-GAAP	$75 - $100
Supplemental Revenue Reconciliation (unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change %	2023	2022	Change %
Total revenues (GAAP) (1)	$135.5	$170.1	(20)%	$289.3	$322.5	(10)%
Less: Trokendi XR net product sales	19.3	71.6	(73)%	54.1	134.4	(60)%
Total revenues excluding Trokendi XR net product sales (Non-GAAP)	$116.2	$98.5	18%	$235.2	$188.1	25%
___________________________________________
(1) Includes net product sales and royalty revenue.
Non-GAAP Financial Information
This press release contains financial measures that present financial information which do not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measure should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP operating earnings adjusts for non-cash share-based compensation expense, depreciation and amortization, and accretion of contingent consideration, and for factors that are unusual, non-recurring or unpredictable, and excludes those costs, expenses, and other specified items presented in the reconciliation tables in this press release. In addition to non-GAAP operating earnings, we also present total revenues excluding net product sales of Trokendi XR which is a non-GAAP measure and is calculated as total revenues (GAAP) less net product sales of Trokendi XR (GAAP). With the loss of exclusivity due to generic entrants, we do not expect net product sales of Trokendi XR to constitute a significant part our revenue in the future. Accordingly, we believe that this non-GAAP measure provides useful information to investors and others in understanding and evaluating our revenue growth.
We believe the use of non-GAAP financial measures is useful supplemental information to investors regarding the Company’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. There are limitations associated with the use of non-GAAP financial measures. Including such measures may not be entirely comparable to similarly titled measures used by other companies, may not reflect all items of income and expense, as applicable, that affect our operations, potential differences among calculation methodologies, may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable GAAP financial measure. Investors are encouraged to review the reconciliation. The Company’s 2023 financial guidance is also being provided on both a reported and a non-GAAP basis.
Conference Call Details
Supernus will host a conference call and webcast today, August 8, 2023, at 4:30 p.m. Eastern Time to discuss these results. A live webcast will be available in the Events & Presentations section of the Company’s Investor Relations website www.supernus.com/investors.
Participants may also pre-register any time before the call here. Once registration is completed, participants will be provided a dial-in number with a personalized conference code to access the call. Please dial 15 minutes prior to the start time.
Following the live call, a replay will be available on the Company's Investor Relations website www.supernus.com/investors. The webcast will be available on the Company’s website for 60 days following the live call.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in PD, cervical dystonia, chronic sialorrhea, dyskinesia in PD patients receiving levodopa-based therapy, and drug-induced extrapyramidal reactions in adult patients. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in PD, epilepsy, depression, and other CNS disorders.
For more information, please visit www.supernus.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products and the products of its subsidiaries; the Company’s ability to increase its net revenue; the Company’s ability to commercialize its products and the products of its subsidiaries; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and the intellectual property of its subsidiaries and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; the Company’s ability to increase the number of prescriptions written for each of its products and the products of its subsidiaries; the Company’s ability to increase its net revenue from its products and the products of its subsidiaries; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	June 30,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$24,706	$93,120
Marketable securities	126,950	368,214
Accounts receivable, net	136,556	165,497
Inventories, net	90,560	91,541
Prepaid expenses and other current assets	44,766	15,779
Total current assets	423,538	734,151
Long-term marketable securities	37,478	93,896
Property and equipment, net	14,186	15,173
Intangible assets, net	662,389	702,463
Goodwill	117,019	117,019
Other assets	38,489	39,806
Total assets	$1,293,099	$1,702,508

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$83,044	$96,342
Accrued product returns and rebates	148,826	151,665
Convertible notes, net	—	401,968
Contingent consideration, current portion	20,720	21,120
Other current liabilities	—	16,863
Total current liabilities	252,590	687,958
Contingent consideration, long-term	33,390	33,847
Operating lease liabilities, long-term	34,177	35,998
Deferred income tax liabilities, net	44,300	49,809
Other liabilities	8,734	8,692
Total liabilities	373,191	816,304

Stockholders’ equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 54,592,901 and 54,253,796 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	55	54
Additional paid-in capital	424,266	408,115
Accumulated other comprehensive loss, net of tax	(1,775)	(3,210)
Retained earnings	497,362	481,245
Total stockholders’ equity	919,908	886,204

Total liabilities and stockholders’ equity	$1,293,099	$1,702,508

Supernus Pharmaceuticals, Inc.
Consolidated Statements of Earnings (Loss)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(unaudited)		(unaudited)
Revenues
Net product sales	$128,336	$165,459	$268,911	$312,923
Royalty revenues	7,227	4,592	20,416	9,634
Total revenues	135,563	170,051	289,327	322,557

Costs and expenses
Cost of goods sold	21,091	20,457	44,551	38,389
Research and development	24,379	16,385	45,591	37,224
Selling, general and administrative	86,782	100,476	172,379	190,935
Amortization of intangible assets	20,108	20,644	40,074	41,288
Contingent consideration expense (gain)	790	743	(857)	1,408
Total costs and expenses	153,150	158,705	301,738	309,244

Operating earnings (loss)	(17,587)	11,346	(12,411)	13,313

Other income (expense)
Interest expense	(910)	(1,810)	(2,415)	(3,752)
Interest and other income, net	1,370	1,788	6,716	16,486
Total other income (expense)	460	(22)	4,301	12,734

Earnings (loss) before income taxes	(17,127)	11,324	(8,110)	26,047

Income tax expense (benefit)	(16,296)	3,459	(24,227)	(7,434)
Net earnings (loss)	$(831)	$7,865	$16,117	$33,481

Earnings (loss) per share
Basic	$(0.02)	$0.15	$0.30	$0.63
Diluted	$(0.02)	$0.14	$0.29	$0.57

Weighted average shares outstanding
Basic	54,502,993	53,426,163	54,442,463	53,378,319
Diluted	54,502,993	61,397,159	59,035,154	61,401,694

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
ICR Westwicke
Office: (443) 213-0505
Email: peter.vozzo@westwicke.com